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                                  ODWALLA, INC.

                      PREFERRED STOCK CONVERSION AGREEMENT









                           Dated as of April 24, 2000








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






                                TABLE OF CONTENTS

                                                                            Page

1.    Conversion of Preferred Stock and Cancellation of Warrant..............1

2.    Tax Treatment..........................................................2

3.    Closing................................................................2

4.    Closing Conditions.....................................................2

5.    Representations and Warranties of Catterton............................3

      5.1   Authorization....................................................3

      5.2   Disclosure of Information........................................3

      5.3   Status...........................................................3

      5.4   Investment Intent; Certain Restrictions..........................4

      5.5   Restricted Securities............................................4

6.    Representations and Warranties of the Company..........................4

      6.1   Authorization....................................................4

      6.2   Private Placement................................................5

7.    Other Matters..........................................................5

      7.1   Limitation on Conversion of Preferred Stock......................5

      7.2   Restrictive Legend...............................................5

      7.3   California Securities Laws.......................................5

8.    Termination............................................................6

      8.1   General..........................................................6

      8.2   Effect of Termination............................................6

      8.3   Exclusivity of Termination Rights................................6

9.    Miscellaneous..........................................................6

      9.1   Further Assurances...............................................6

      9.2   Fees and Expenses................................................6

      9.3   Attorneys' Fees..................................................6

      9.4   Governing Law; Arbitration.......................................6

      9.5   Successors and Assigns...........................................7

      9.6   Entire Agreement.................................................7

                                                                            Page

      9.7   Separability.....................................................7

      9.8   Amendments.......................................................7

      9.9   Notices..........................................................8

      9.10  Publicity and Use of Confidential Information....................8

      9.11  Counterparts.....................................................9

      9.12  Delays or Omissions; Waivers.....................................9

      9.13  Remedies Cumulative; Specific Performance........................9

      9.14  Headings........................................................10

      9.15  Construction....................................................10

                                  ODWALLA, INC.

                      PREFERRED STOCK CONVERSION AGREEMENT

      THIS PREFERRED STOCK CONVERSION AGREEMENT (the "Agreement") is entered into as of April 24, 2000, by and between ODWALLA, INC., a California corporation (the "Company"), and CATTERTON-SIMON PARTNERS III, L.P., a Delaware Limited Partnership ("Catterton").

                                    RECITALS

   A. The Company, Orange Acquisition Sub, a Maine corporation and wholly owned subsidiary of the Company ("Merger Sub"), Fresh Samantha, Inc., a Maine corporation ("Samantha"), and the other signatories thereto, have entered into that certain Agreement and Plan of Merger, dated as of February 2, 2000 (the "Merger Agreement"), to effectuate the merger (the "Merger") of Merger Sub with and into Samantha, with Samantha as the surviving corporation and wholly owned subsidiary of the Company.

   B. Pursuant to that certain Stock and Warrant Purchase Agreement, dated as of January 29, 1999 (the "Purchase Agreement"), by and between the Company and Catterton, Catterton purchased (i) 1,000,000 shares of the Company's Series A Preferred Stock (the "Preferred Stock") convertible into the Common Stock of the Company (the "Common Stock") on a 1:1 basis, and (ii) a Warrant, dated as of February 10, 1999, to purchase 75,000 shares of the Company's Common Stock at $10.00 per share (the "Warrant").

   C. Pursuant to the dividend preference of the Preferred Stock, Catterton has received stock dividends in the amount of 74,666 shares of Preferred Stock.

   D. In connection with the Merger, Catterton and U.S. Equity Partners, L.P. (and its affiliates) have entered into that certain Stock Purchase Agreement, dated as of February 12, 2000, pursuant to which Catterton shall purchase an additional 160,128 shares of Common Stock.

   E. Pursuant to the terms of the Merger, the obligation of the parties to consummate the Merger is subject to, among other things, both the conversion of the Preferred Stock into Common Stock and the cancellation of the Warrant.

                                    AGREEMENT

      The Company and Catterton, intending to be legally bound, agree as follows:

1. Conversion of Preferred Stock and Cancellation of Warrant.

      In consideration of both the conversion of the Preferred Stock into Common Stock and the cancellation of the Warrant pursuant this Section 1, and subject to the terms and conditions hereof, the approval of the shareholders of the Company and the amendment of the Certificate of Determination, filed January 26, 1999, setting forth the preference and rights of the Preferred

Stock (the "Certificate"), at the Closing (a) the 1,074,666 shares of Preferred Stock presently held by Catterton shall be converted into 1,333,333 shares of Common Stock pursuant to a conversion ratio of 1:1.2407, and (b) the Warrant shall be cancelled and be of no further force and effect.

2. Tax Treatment.

      For tax purposes, the parties hereto acknowledge and agree that the transactions contemplated by this Agreement (the "Transactions") shall be treated as a recapitalization in accordance with Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

3. Closing

         (a) The closing (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, at 10:00 a.m. (Pacific time) contemporaneous with the Merger Closing Date (as defined below) or on such other date or at such other place or time as the Company and Catterton may mutually agree (such date is hereinafter referred to as the "Closing Date").

         (b) At the Closing:

               (i) Catterton will deliver: (i) the stock certificate(s) representing the Preferred Stock; (ii) the Warrant, marked "CANCELLED;" and
(iii) any other documents and agreements reasonably requested by the Company to be delivered at the Closing; and

               (ii) the Company shall deliver: (i) certificates representing the Common Stock to be issued to Catterton pursuant to this Agreement in proper form for transfer; and (ii) the other documents and agreements required hereunder to be delivered by the Company at the Closing.

         (c) The "Merger Closing Date" shall refer to that date upon which all of the conditions set forth in Sections 4.1 and 4.2 of the Merger Agreement, other than the condition requiring the conversion of the Preferred Stock held by Catterton into Common Stock, are satisfied or waived.

4. Closing Conditions.

      Each of the Company's obligation to issue the Common Stock at the Closing, and Catterton's obligations to convert the Preferred Stock into Common Stock and cancel the Warrant at the Closing, are subject to the satisfaction of the following conditions:

         (a) the amendment to the Certificate, substantially in the form attached hereto as Exhibit A, shall have been accepted for filing by the Secretary of State of the State of California;

         (b) the Merger shall have been consummated pursuant to all of the material terms and conditions contained in the Merger Agreement, except (i) for the condition requiring the conversion of the Preferred Stock held by Catterton into Common Stock, and (ii) with the consent of Catterton (which consent shall not be unreasonably withheld), to the extent (A) any change in the terms and conditions of the Merger Agreement benefit the Company, or (B) the waiver or non-satisfaction of a condition contained in the Merger Agreement is for the benefit of the Company; and

         (c) neither the consummation nor the performance of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause a material adverse effect on the condition (financial or otherwise), assets, liabilities, obligations, business, properties, prospects or results of operations of the Company as presently conducted or as proposed to be conducted, together with its subsidiaries taken as a whole, as a result of, specifically, (i) a change in any applicable legal requirement after the date of this Agreement or any federal or state judgment, order, writ, decree, statute or regulation of any court, regulatory body or administrative agency or other governmental body applicable to the Company (an "Order") issued after the date of this Agreement, or (ii) any legal requirement or Order that is proposed after the date of this Agreement by or before any governmental body.

5. Representations and Warranties of Catterton.

      Catterton hereby represents and warrants to the Company that:

      5.1 Authorization.

      Catterton has full power and authority to enter into this Agreement, and this Agreement constitutes the valid and legally binding obligation of Catterton, enforceable against Catterton in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      5.2 Disclosure of Information.

      Catterton further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the conversion of the Preferred Stock and the business, properties, prospects and financial condition of the Company.

      5.3 Status.

         (a) Catterton is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

         (b) Catterton, by reason of its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (i) evaluating the merits and risks of an investment in the Common Stock of the Company and making an informed investment decision, (ii) protecting its own interest, and (iii) bearing the economic risk of such investment for an indefinite period of time.

      5.4 Investment Intent; Certain Restrictions.

         (a) Catterton is acquiring the Common Stock for investment for its own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein. Catterton understands that the Common Stock has not been, and will not be, registered under the Securities Act or state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and applicable state securities laws that depend upon, among other things, the bona fide nature of Catterton's investment intent and the accuracy of Catterton's representations as set forth in this Section 5. Catterton has not been formed for the specific purpose of acquiring the Common Stock. Catterton further understands that, other than pursuant to that certain Shareholders' Rights Agreement, to be entered into on the Merger Closing Date by and among the Company, Catterton and the other signatories thereto, the Company shall have no obligation to register the Common Stock under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Catterton hereby acknowledges that because of the restrictions on transfer and assignment of the Common Stock, Catterton may have to bear the economic risk of the investment in the Common Stock for an indefinite period of time.

         (b) Catterton will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of the Common Stock.

      5.5 Restricted Securities.

      Catterton understands that the shares of Common Stock issuable by the Company upon conversion of the Preferred Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Catterton represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed hereby and by the Securities Act.

6. Representations and Warranties of the Company.

      The Company hereby represents and warrants to Catterton that:

      6.1 Authorization.

      The Company has full power and authority to enter into this Agreement, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      6.2 Private Placement.

      The offer, sale and issuance of the Common Stock upon conversion of the Preferred Stock as contemplated by this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and state securities "blue sky" laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

7. Other Matters.

      7.1 Limitation on Conversion of Preferred Stock.

            The parties hereto agree and understand that they are entering into this Agreement in connection with the Merger, and therefore Catterton covenants and agrees that, notwithstanding the acceptance by the Secretary of State of the State of California of the aforementioned amendment to the Certificate, Catterton shall only convert the Preferred Stock at the higher conversion ratio contained in such amendment pursuant to the terms of this Agreement in connection with the consummation of the Merger.

      7.2 Restrictive Legend.

            All certificates representing the Common Stock deliverable to Catterton pursuant to this Agreement, and any certificates subsequently issued with respect thereto or in substitution therefor, shall bear the following legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO THE TERMS SPECIFIED IN THAT CERTAIN SHAREHOLDERS' RIGHTS AGREEMENT, DATED AS OF APRIL __, 2000. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED FROM ODWALLA, INC. WITHOUT CHARGE, BY THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST THEREFOR.

      7.3 California Securities Laws.

      THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

8. Termination.

      8.1 General.

      This Agreement may be terminated prior to Closing by the mutual consent of the Company and Catterton.

      8.2 Effect of Termination.

      If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate provided, further, that Sections 9.2, 9.3, 9.4, 9.9 and 9.10 shall survive the termination of this Agreement.

      8.3 Exclusivity of Termination Rights.

      Except to the extent termination occurs due to the bad faith of the other party, the termination rights and obligations provided in this Section 8 shall be deemed to be exclusive. The parties shall not have any other or further liabilities to or with respect to one another by reason of this Agreement or its termination.

9. Miscellaneous.

      9.1 Further Assurances.

      Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

      9.2 Fees and Expenses.

      The Company shall bear the reasonable costs and expenses with respect to the negotiation, execution and delivery of this Agreement and in connection with the Transactions, including any transfer, recording or similar taxes levied as a result of the consummation of the Transactions.

      9.3 Attorneys' Fees.

      If any legal action or other legal proceeding (including arbitration) relating to the Transactions or the enforcement of any provision of any of this Agreement is brought against any party hereto, the person presiding over such action or other proceeding may award reasonable attorneys' fees, costs and disbursements to the prevailing party (in addition to any other relief to which the prevailing party may be entitled).

      9.4 Governing Law; Arbitration.

         (a) This Agreement is to be construed in accordance with and governed by the laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

         (b) Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed by mutual agreement of the Company and Catterton involved in such controversy or claim, but, if the Company and Catterton fail to agree, the arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. The place of the arbitration shall be San Francisco, California and the governing law shall be the laws of the State of California in accordance with Section 9.4(a) of this Agreement.

      9.5 Successors and Assigns.

      Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder from time to time of the Common Stock to be issued pursuant to this Agreement. None of the parties hereto may assign any of its or their rights or obligations hereunder to any other party (by contract, operation of law or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld, and any attempted assignment in violation thereof shall be void and of no effect.

      9.6 Entire Agreement.

      This Agreement constitutes the full and entire understanding and agreement among the parties thereto with regard to the subjects hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

      9.7 Separability.

      In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, unless such provision is material to the terms of this Agreement, in which case the Company and Catterton shall in good faith agree upon such amendments as are necessary to restore the original intent and arrangement between the parties.

      9.8 Amendments.

      This Agreement may be amended or modified only upon the written consent of the Company and Catterton. Any amendment or modification effected pursuant to this Section 9.8 shall be binding upon the Company and Catterton.

      9.9 Notices.

      Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered and given (a) on the date delivered or given, when delivered or given by hand or by telecopier during business hours, (b) one business day after being delivered or given by courier or next-day express delivery service, or (c) two business days after being delivered or give by registered mail to the address set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

      Odwalla, Inc.
      120 Stone Pine Road
      Half Moon Bay, CA  94019
      Attention:  D. Stephen C. Williamson
      Telecopier: (650) 712-5967

      with a copy to:

      Morrison & Foerster LLP
      425 Market Street
      San Francisco, California 94105
      Attention: Robert Townsend, Esq.
      Telecopier: (415) 268-7522


if to Catterton-Simon Partners:


      Greenwich Office Park
      Greenwich, Connecticut 06830
      Attention:  Craig Sakin
      Telecopier:  (203) 629-4903

      with copies to:

      Morgan, Lewis & Bockius LLP
      101 Park Avenue
      New York, NY 10178-0060
      Attention:  Philip H. Werner
      Telecopier:  (212) 309-6273

      9.10 Publicity and Use of Confidential Information.

         (a) Notwithstanding anything to the contrary contained in any agreement among the parties hereto, the Company shall have the right to disclose the terms of this Agreement through the use of printed offering materials or otherwise or as otherwise required by applicable legal requirements, in connection with the preparation of a proxy statement (the "Proxy

Statement") in connection with the solicitation by the Board of Directors of the Company of the affirmative vote of a majority of the outstanding Common Stock and Preferred Stock to approve the Merger and related matters.

         (b) Neither Catterton, on the one hand, nor the Company, on the other hand, shall issue or disseminate any press release or other publicity concerning any of the Transactions, or permit any press release or other publicity concerning any of the Transactions to be issued or otherwise disseminated on its behalf without the prior written consent of Catterton, in the case of the Company, or the Company, in the case of Catterton; provided, however, that the Company and Catterton may disclose or disseminate such information as required by any applicable law or rule to which the Company or the Catterton are subject, including the Securities Exchange Act of 1934, as amended, and the rules of the National Association of Securities Dealers.

      9.11 Counterparts.

      This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      9.12 Delays or Omissions; Waivers.

         (a) No failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         (b) No person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.13 Remedies Cumulative; Specific Performance.

         (a) All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative.

         (b) Each of the parties hereto agrees that if the conditions to such party's obligation to consummate the Transactions have been satisfied as set forth in Section 4, as the case may be, and such party nonetheless refuses to consummate the Transactions, then the other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such obligation to consummate the Transactions, and (ii) an injunction restraining such non-performance.

      9.14 Headings.

      The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      9.15 Construction.

         (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

         (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise specified, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this PREFERRED STOCK CONVERSION AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:                           ODWALLA, INC.,
                                   a California corporation

                                   By:  /s/ D. Stephen C. Williamson
                                        --------------------------------------
                                        Name:  D. Stephen C. Williamson
                                        Title: Chief Executive Officer



                                   CATTERTON-SIMON PARTNERS III, L.P.,
                                   By Its General Partner:
                                   Catterton-Simon Managing Partner III, L.L.C.
                                   a Delaware limited liability company

                                   By:  /s/ Craig Sakin
                                        --------------------------------------
                                        Name:  Craig Sakin
                                        Title: Authorized Person




            [SIGNATURE PAGE TO PREFERRED STOCK CONVERSION AGREEMENT]

                                                                       Exhibit A

                           [STATE OF CALIFORNIA LOGO]


                                                       [SEAL OF THE OFFICE OF
                                                       THE SECRETARY OF STATE]


                               SECRETARY OF STATE


         I, BILL JONES, Secretary of State of the State of California, hereby certify:


         That the attached transcript of 3 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.




                                            IN WITNESS HEREOF, I execute this
                                         certificate and affix the Great Seal of
                                           the State of California this day of

       [GREAT SEAL OF THE
       STATE OF CALIFORNIA]                           APR 27 2000
                                            ---------------------------------



                                                    /s/ Bill Jones

                                                  Secretary of State